Exhibit 99.1
FOR IMMEDIATE RELEASE
July 5, 2016	Nasdaq Capital Markets - GTIM

GOOD TIMES REPORTS Q3 SAME STORE SALES & NEW BAD DADDY’S SITES
6 New Bad Daddy’s Leases Signed
Bad Daddy’s Same Store Sales Rose 3.6%
Good Times’ Same Store Sales Decreased 2%

(DENVER, CO) Good Times Restaurants Inc. (GTIM), operator of Good Times Burgers & Frozen Custard, a regional quick-service restaurant chain focused on fresh, high-quality, all-natural products and of Bad Daddy’s Burger Bar, a full-service, upscale concept, announced today that its Bad Daddy’s same store sales increased 3.6% in its third fiscal quarter ended June 30, 2016 and its Good Times’ same store sales decreased 2% during the quarter over the prior year’s increase of 4.8% for a three-year compound growth of 14.6%.  The Company also announced that it has signed six leases for new Bad Daddy’s restaurants in fiscal 2017 with six additional sites under letters of intent or in final negotiation.

Boyd Hoback, President & CEO, said “We again exceeded our expectations for Bad Daddy’s same store sales during the quarter but fell short of our plans on Good Times, primarily due to the aggressive competitive discounting environment.  In early June we rolled out our new breakfast sandwiches and began our free Pawbender promotion and advertising that is planned to run through the end of July, both of which have been very well received by our customers.  We are continuing to work on elevating the quality of our core products with new systems and equipment in test and we have other new products in development but believe we are being negatively impacted by approximately 3-4% in our sales trends due to the aggressive pricing by the larger competitors.”

The Company also said that it has signed six leases for new Bad Daddy’s development in fiscal 2017 with an additional six sites in final stages of negotiation.  Hoback added, “We have a good pipeline of sites for fiscal 2017 and 2018 development that we believe will put us on pace for our goal of a run rate of approximately $100 million in total revenues by the end of fiscal 2017.  Out of the total twelve sites signed or in negotiation, five of them are in two new markets with the remainder in our existing core markets of Colorado and North Carolina.”

About Good Times Restaurants Inc.: Good Times Restaurants Inc. (GTIM) operates Good Times Burgers & Frozen Custard, a regional chain of quick service restaurants located primarily in Colorado, in its wholly owned subsidiary, Good Times Drive Thru Inc.  Good Times provides a menu of high quality all natural hamburgers, 100% all natural chicken tenderloins, fresh frozen custard, natural cut fries, fresh lemonades and other unique offerings.  Good Times currently operates and franchises a total of 37 restaurants.

GTIM owns, operates, franchises and licenses 18 Bad Daddy’s Burger Bar restaurants through its wholly-owned subsidiaries.  Bad Daddy’s Burger Bar is a full service, upscale, “small box” restaurant concept featuring a chef driven menu of gourmet signature burgers, chopped salads, appetizers and sandwiches with a full bar and a focus on a selection of craft microbrew beers in a high energy atmosphere that appeals to a broad consumer base.

Good Times Forward Looking Statements: This press release contains forward looking statements within the meaning of federal securities laws.  The words “intend,” “may,” “believe,” “will,” “should,” “anticipate,” “expect,” “seek” and similar expressions are intended to identify forward looking statements.  These statements involve known and unknown risks, which may cause the Company’s actual results to differ materially from results expressed or implied by the forward looking statements.  These risks include such factors as the uncertain nature of current restaurant development plans and the ability to implement those plans and integrate new restaurants, delays in developing and opening new restaurants because of weather, local permitting or other reasons, increased competition, cost increases or shortages in raw food products, and other matters discussed under the “Risk Factors” section of Good Times’ Annual Report on Form 10-K for the fiscal year ended September 30, 2015 filed with the SEC.  Although Good Times may from time to time voluntarily update its forward looking statements, it disclaims any commitment to do so except as required by securities laws.

INVESTOR RELATIONS CONTACTS:
Boyd E. Hoback, President and CEO (303) 384-1411
Jim Zielke, CFO (303) 384-1432
Christi Pennington (303) 384-1440